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                                                                  Exhibit 5.1(a)

                                VINSON & ELKINS
                                ATTORNEYS AT LAW

                             VINSON & ELKINS L.L.P.
                          3700 Trammell Crow Center
                                2001 Ross Avenue
                            DALLAS, TEXAS 75201-2975

                            TELEPHONE (214) 220-7700
                               Fax (214) 220-7716

                               December 30, 1998


Range Resources Corporation
500 Throckmorton Street
Fort Worth, Texas  76102

Ladies and Gentlemen:

         We have acted as counsel for Range Resources Corporation, a Delaware corporation and formerly "Lomak Petroleum, Inc." (the "Company"), in connection with the Company's registration under the Securities Act of 1933, as amended (the "Act"), of 1,000,000 shares of common stock, par value $0.01 per share, of the Company (the "Shares") which may be purchased in the open market and offered from time to time under the Range Resources Corporation 401(k) Plan & Trust (the "Plan") and of an indeterminate amount of interests in the Plan (the "Interests") under the Company"s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Commission") on December 30, 1998.

         In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware, (iii) the Bylaws of the Company, (iv) certain minutes of meetings of, and resolutions adopted by, the Board of Directors of the Company and the Company's stockholders authorizing the issuance and offering of the Interests in the Plan and (v) the Plan.

         We have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents.

         Based on the foregoing, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares and the Interests, when offered and issued by the Company pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable.



HOUSTON    DALLAS    WASHINGTON, D.C.   AUSTIN    MOSCOW    LONDON   SINGAPORE
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Range Resources Corporation
December 30, 1998
Page 2

         This opinion is limited in all respects to the laws of the Delaware General Corporation Law and the federal laws of the United States of America.

         This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                               Very truly yours,



                                               /s/ VINSON & ELKINS L.L.P.